As filed with the Securities and Exchange Commission on February 13, 1997
                                                    Registration No. 333-
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                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549
                                    --------------

                                       FORM S-8
                                REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933

                               ACTIVE VOICE CORPORATION
                (Exact name of registrant as specified in its charter)


            Washington                       3661                          91-1235111
(State or Other Jurisdiction of   (Primary Standard Industrial  (I.R.S. Employer Identification No.)
Incorporation or Organization)    Classification Code Number)


                             2901 Third Avenue, Suite 500
                            Seattle, Washington 98121-9800
                                    (206) 441-4700

            (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                    --------------

                               Active Voice Corporation
                                1996 Stock Option Plan

                                    --------------

                        Jose S. David, Chief Financial Officer
                             2901 Third Avenue, Suite 500
                            Seattle, Washington 98121-9800
                                    (206) 441-4700

              (Name, address, including zip code, and telephone number,
                      including area code, of agent for service)

                                    --------------


                           CALCULATION OF REGISTRATION FEE


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Title of Each Class of       Amount to be        Proposed Maximum                   Amount of
Securities to Be Registered   Registered (1)     Aggregate Offering Price (2)       Registration Fee
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
Common Stock                  230,000 shares     $3,220,000                         $976
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

(1) Plus (i) an indeterminate number of shares of Common Stock that may become issuable under the Plan as a result of the adjustment provisions therein, and (ii) if any interests in the Plan constitute separate securities required to be registered under the Securities Act of 1933, then, pursuant to Rule 416(c), an indeterminate amount of such interests to be offered or sold pursuant to the Plan.

(2) Computed pursuant to Rules 457(c) and 457(h) based on an offering price of $14.00 per share (the average of the high and low sales prices reported by the Nasdaq Stock Market on February 7, 1997) for the shares issuable upon exercise of options granted or to be granted under the Plan.

                                       PART II

                      INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents are incorporated in this Registration Statement by reference:

         1. The Registrant's Annual Report on Form 10-K for its fiscal year ended March 31, 1996, filed by the Registrant with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act");

         2. All other reports filed by the Registrant with the Securities and Exchange Commission pursuant to Section 13(a) or 15(d) of the Exchange Act since March 31, 1996; and

         3. The description of the Registrant's Common Stock set forth in the Registration Statement on Form 8-A filed by the Registrant with the Securities and Exchange Commission on November 4, 1993, under
    Section 12(g) of the Exchange Act.

    All documents filed by the Registrant with the Securities and Exchange Commission after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, before the filing of a post-effective amendment that indicates that all securities offered pursuant to this Registration Statement have been sold or that deregisters all securities then remaining unsold, shall also be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the respective dates of filing of such documents.

    Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


ITEM 4.  DESCRIPTION OF SECURITIES

    Not required.


ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

    None.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended. Section 5.5 of the Registrant's Restated Articles of Incorporation and Article 10 of the Registrant's Restated Bylaws provide for indemnification of the Registrant's directors, officers, employees and agents to the maximum extent permitted by Washington law. The directors and officers of the Registrant also may be indemnified against liability they may incur for serving in that capacity pursuant to one or more liability insurance policies maintained by the Registrant for such purpose. The Registrant currently maintains a policy of directors' and officers' liability insurance with an aggregate coverage limit of $1 million.

    Section 23B.08.320 of the Washington Business Corporation Act authorizes a corporation to limit a director's liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, self-dealing or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Section 5.5 of the Registrant's Restated Articles of Incorporation contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director's liability to the Registrant and its shareholders.


ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

    Not applicable.


ITEM 8.  EXHIBITS


     EXHIBIT
     NUMBER   DESCRIPTION

    5         Opinion of Graham & James LLP
    23.1      Consent of Graham & James LLP
    23.2      Consent of Ernst & Young LLP, Independent Auditors
    24        Powers of Attorney
    99.1      Active Voice Corporation 1996 Stock Option Plan
    99.2      Form of Stock Option Agreement

ITEM 9.  UNDERTAKINGS

    (a)  The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

    (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                      SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on February 13, 1997.


                                       ACTIVE VOICE CORPORATION


                                    By /s/ Jose S. David
                                       ----------------------------------
                                       Jose S. David
                                       Chief Financial Officer


                                  POWER OF ATTORNEY

    Each person whose signature appears below hereby constitutes and appoints Robert L. Richmond and Jose S. David, and each of them severally, such person's true and lawful attorneys-in-fact and agents, with full power to act without the other and with full power of substitution and resubstitution, to execute in the name and on behalf of such person, individually and in each capacity stated below, any and all amendments and post-effective amendments to this Registration Statement, any and all supplements hereto, and any and all other instruments necessary or incidental in connection herewith, and to file the same with the Securities and Exchange Commission.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.



        SIGNATURE                      TITLE                    DATE


/s/ Robert L. Richmond       Chairman of the Board and
-------------------------    Chief Executive               February 13, 1997
Robert L. Richmond           Officer (Principal
                             Executive Officer)

/s/ Robert C. Greco          Vice President--Product
-------------------------    Development, Secretary,       February 13, 1997
Robert C. Greco              Treasurer and Director


/s/ Jose S. David            Chief Financial Officer
-------------------------    (Principal Financial and
Jose S. David                Accounting Officer)           February 13, 1997


/s/ Tom A. Alberg
-------------------------    Director                      February 13, 1997
Tom A. Alberg


/s/ Harold H. Kawaguchi
-------------------------    Director                      February 13, 1997
Harold H. Kawaguchi

                                    EXHIBIT INDEX


EXHIBIT
NUMBER   DESCRIPTION


5        Opinion of Graham & James LLP
23.1     Consent of Graham & James LLP (included in Exhibit 5)
23.2     Consent of Ernst & Young LLP, Independent Auditors
24       Powers of Attorney (included on signature page)
99.1     Active Voice Corporation 1996 Stock Option Plan
99.2     Form of Stock Option Agreement